Exhibit 99.1

David B. Powers President and CEO D. Craig Kesler Executive Vice President and CFO Robert S. Stewart Executive Vice President

News for Immediate Release

EAGLE MATERIALS APPOINTS

MARGOT CARTER TO ITS BOARD OF DIRECTORS

DALLAS, TX (October 31, 2017) – Eagle Materials Inc. (NYSE: EXP) today announced that it has appointed Margot Carter, an accomplished c-suite executive and director for global public and private companies, to its Board of Directors.

Ms. Carter currently serves as the lead independent director, Chair of the Nominating and Governance Committee and a member of the Audit Committee of Installed Building Products, Inc. (NYSE: IBP), a leading installer of building products, and a director of Freeman Company, the world’s largest brand experience business. Ms. Carter has previously served as the executive vice president, chief legal officer and secretary of several public companies, including RealPage, Inc. (Nasdaq: RP), a leading global provider of software and data analytics to the real estate industry.

“Margot brings over 20 years of building and transforming businesses, corporate governance, strategy, corporate finance and leadership perspectives and skills to the Eagle Board,” said Eagle’s Chairman Rick Stewart. “We are confident that Margot will provide valuable insights as Eagle continues to build on its path of growth and achievement.”

“I look forward to working with the team as Eagle continues to grow and innovate,” said Carter.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates and Oil and Gas Proppants from more than 75 facilities across the US. Eagle is headquartered in Dallas, Texas.

For additional information, contact at 214/432-2000.

David B. Powers

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications